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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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


                                   FIRST UNION
                   REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
            55 PUBLIC SQUARE, SUITE 1900, CLEVELAND, OHIO 44113-1937

                                    NOTICE OF
                       1998 SPECIAL MEETING OF BENEFICIARIES

To the Beneficiaries:


         Notice is hereby given that the 1998 Special Meeting in lieu of Annual Meeting of the Beneficiaries of First Union Real Estate Equity and Mortgage Investments ("First Union" or the "Trust") will be held at the Forum Conference & Education Center, located at One Cleveland Center, 1375 East 9th Street, Cleveland, Ohio 44114, on Tuesday, May 19, 1998, at 10:00 A.M., Daylight
Saving Time, for the following purposes:

         1. To fix the number of Trustees at twelve with one vacancy to be added to each existing class of Trustees.

         2.       To elect three Class II Trustees.

         3. To consider and act upon a proposal, if applicable and properly presented, submitted by certain beneficiaries.

         4. To consider and vote on six beneficiary nominees as Trustees, if applicable and properly presented.

         5. To transact such other business as may properly come before the meeting.




Beneficiaries of record at the close of business on April 28, 1998 are entitled to notice of and to vote at the meeting. Only such beneficiaries will be permitted to attend.


                                      By order of the Board of Trustees



                                      Paul F. Levin
                                      Senior Vice President -- General Counsel
                                        and Secretary

April 8, 1998



    YOUR VOTE IS VERY IMPORTANT. PLEASE FILL IN, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED GREEN PROXY CARD WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                   FIRST UNION
                   REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
            55 PUBLIC SQUARE, SUITE 1900, CLEVELAND, OHIO 44113-1937

                                 PROXY STATEMENT

                         SPECIAL MEETING OF BENEFICIARIES
                                 May 19, 1998

                               GENERAL INFORMATION


         This Proxy Statement and the accompanying GREEN proxy are being sent by the Board of Trustees (sometimes referred to herein as the "Board") of First Union Real Estate Equity and Mortgage Investments ("First Union" or the "Trust") in connection with the solicitation of proxies from the holders of shares of beneficial interest, par value $1 per share, of the Trust ("Shares") to be voted at the 1998 Special Meeting in lieu of Annual Meeting of Beneficiaries, including any adjournments or postponements thereof (the "Annual Meeting"), to be held at the Forum Conference & Education Center, located at One Cleveland Center, 1375 East 9th Street, Cleveland, Ohio 44114, on Tuesday, May 19, 1998, at 10:00 A.M., Daylight Saving Time, to take the following actions: (i) to approve fixing the number of Trustees at twelve with one vacancy to be added to each existing class of Trustees (the "Board's Proposal"); (ii) to elect James M. Delaney, James C. Mastandrea and Herman J. Russell, current Trustees whose term on Class II of the Board of Trustees expires in 1998 (the "Board's Nominees");
(iii) if applicable, to vote against a beneficiary proposal to increase the size of the Board from nine members to fifteen members, with two new seats in each of the three classes on the Board, and to hold an election for the six newly created seats (the "Gotham Proposal"); (iv) if applicable, to vote against electing such beneficiary's nominees to the six newly created seats (the "Gotham Nominees"); and (v) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Beneficiaries are urged to read the sections of this Proxy Statement entitled "Certain Legal Proceedings" and "Beneficiary Proposal" for information relating to the foregoing items (iii) and (iv).

         THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE IN FAVOR OF THE BOARD'S NOMINEES AND THE BOARD'S PROPOSAL. IF APPLICABLE, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THE GOTHAM PROPOSAL AND AGAINST ELECTING THE GOTHAM NOMINEES.

         The Trust has been advised that two purported beneficiaries, Gotham Partners, L.P. and its affiliate, Gotham Partners II, L.P. (collectively, "Gotham" or the "Gotham Partnerships"), would propose to introduce the Gotham Proposal. If adopted, Gotham would propose to nominate the Gotham Nominees. The adoption of the Gotham Proposal and election of the Gotham Nominees, together with the approval of a proposed resolution to elect three additional Gotham nominees for the three Trustee positions whose term expires in 1998, would, if successful, result in a change in control of the Board of Trustees. Your Board recommends that you vote AGAINST the Gotham Proposal because, among other things, it would deprive you, the beneficiaries of the Trust, from realizing a "takeover premium" in exchange for giving control of more than 50% of the Board seats to Gotham, which is a minority beneficiary holding less than 10% of the outstanding Shares.



         In addition, granting control of the Board could have serious economic and tax consequences with respect to the business of the Trust, taken as a whole, because it would constitute a change in control under, among other things, certain Change in Control Agreements (as defined below) entered into on February 17, 1997 (beneficiaries are urged to read "Employment Contracts, Termination of Employment and Change in Control Agreements" herein) and certain financing arrangements of the Trust, including the Trust's Amended and Restated Credit Agreement, dated as of November 1, 1997 (the "Trust Credit Agreement"), among the Trust, First Union Management Inc., the lending institutions named therein, KeyBank National Association, as documentation agent, Bankers Trust Company, as syndication agent, and National City Bank, as administrative agent. Upon a change of control, certain provisions in the Trust Credit Agreement give the Trust's lenders the right to accelerate the repayment of $101 million by the Trust to the Trust's lenders (an amount which will soon increase to $115 million). In addition, pursuant to an Indenture, dated as of September 1, 1993 (the "Notes Indenture"), under which the Trust's 8-7/8% Senior Notes were issued, the holders thereof would have the right upon a change of control to demand acceleration of repayment at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon. Acceleration of repayment obligations under either the Trust Credit Agreement or the Notes Indenture would also trigger acceleration or comparable provisions under other agreements, including under an Ancillary Agreement, dated as of April 17, 1997 (the "Impark Credit Agreement"), between BT Bank of Canada ("BT"), Hong Kong Bank of Canada ("HKB") and the Trust. Under the Impark Credit Agreement, upon the occurrence of the adoption of the Gotham Proposal and election of the Gotham Nominees, BT and HKB would have the right to require the Trust to deliver to a trustee United States or Canadian government bonds representing the outstanding amount of borrowings under the Amended and Restated Credit Agreement, dated April 17, 1997, between Imperial Parking Ltd. ("Impark"), 504463 N.B. Inc. and BT. The aggregate amount of such outstanding borrowings may be at any time Canadian $50,000,000 (equivalent to US $35,403,000 based on March 17, 1998 exchange rate). As of April 3, 1998, the aggregate principal amount outstanding under the Impark Credit Agreement was approximately US $24,822,000. In the event the Trust made any payments to BT and HKB, the Trust would need to seek reimbursement from Impark. If Impark were unable to reimburse the Trust by the end of a calendar quarter, under present circumstances, the Trust would be disqualified as a real estate investment trust ("REIT"). Loss of REIT status would give rise to the Trust being treated as a corporation for federal income tax purposes.


         On April 2, 1998, Standard & Poor's CreditWire announced that Standard & Poor's placed the ratings of the Trust on CreditWatch with negative implications because of the probability that the Trust's current management team and strategic direction of the Trust will change, if there were to be a change in control. In addition, the Standard & Poor's release stated that Gotham's stated plan to restructure First Union as a "paper-clip" REIT and operate it as a real estate opportunity fund was highly speculative in nature and introduced more risk to senior noteholders.




         The Board continues to believe that, in addition to the economic and tax consequences described above, there are serious legal problems with the Gotham Proposal, including, among other things, that Gotham's Shares were, in the Board's view, "Excess Securities" at the time Gotham attempted to make its proposal and that Gotham was therefore ineligible to submit any proposal for the Annual Meeting. "Excess Securities" is defined in the By-Laws of the Trust and refers to ownership of more than 9.8% of the outstanding Shares by any person and also refers to Shares owned by any person who has failed to provide ownership information upon reasonable request by the Trust. Under the Trust's By-Laws, Shares that are deemed to be "Excess Securities" are not entitled to any voting rights, are not considered to be outstanding for quorum or voting purposes and are not entitled to receive dividends. However, the Trust was unsuccessful in obtaining a preliminary injunction in state court in the State of Ohio clarifying that Gotham's Shares are "Excess Securities." Under Ohio law, because the State Court (as hereinafter defined) issued a nonfinal order with respect to the matters submitted, there has been no final determination, much less a judgment rendered, on the issues involved in the litigation between Gotham and the Trust. Consequently, the issue submitted to the State Court could be resolved by a trial for final determination, either in state court or in federal court. While the State Court's opinion which accompanied the order does not support the Trust's position, the Trust continues to believe that Gotham's Shares were "Excess Securities" at the time Gotham submitted the Gotham Proposal and that Gotham is ineligible to submit any proposal for the Annual Meeting. Beneficiaries are urged to read the sections of this Proxy Statement entitled "Certain Legal Proceedings" and "Beneficiary Proposal."




         In addition, even if the Gotham Nominees were to be elected, the Board believes that there is no assurance that all of the Gotham Nominees would be eligible under the By-Laws of the Trust to serve as Trustees. The By-Laws of the Trust prohibit the Trustees from having certain affiliations and conflicting business interests. Furthermore, the Board does not believe that the Board can be declassified in the manner provided by the Gotham Proposal.



         The Board has spent considerable time and resources in meetings with representatives of Gotham attempting to develop a solution that would provide additional representation on the Board to beneficiaries, including Gotham, and result in the greatest value for the Trust's beneficiaries. Toward this end, on March 20, 1998, the Trust reached an agreement in principle with Gotham that would have given Board representation to Gotham, and over the course of the next week the Trust negotiated in good faith to reach a definitive settlement agreement with Gotham. On March 27, 1998, Gotham retreated without explanation from the settlement negotiations. See "Beneficiary Proposal" for further discussion on the Trust's settlement negotiations with Gotham.

         While the Board does not believe that Gotham has the right to recommend the Gotham Proposal or the right to put forward the Gotham Nominees, your Board is soliciting your vote to vote against the Gotham Proposal and the Gotham Nominees. Your Board urges you to read the sections of this Proxy Statement entitled "Certain Legal Proceedings" and "Beneficiary Proposal" for further information and an explanation of the reasons to vote, if applicable, AGAINST the Gotham Proposal and the Gotham Nominees.



         The record date for determination of beneficiaries entitled to vote at the Annual Meeting is April 28, 1998 (the "Record Date"). Because of delays associated with active settlement discussions with Gotham that Gotham abruptly ended on March 27, 1998, the Board took action on March 27, 1998 to change the record and meeting dates, which had originally been February 13, 1998 and April 14, 1998, respectively, in order to provide the beneficiaries with sufficient time to receive this Proxy Statement and to consider and vote upon the items contained herein. However, after the Trust announced that it would postpone the Annual Meeting, Gotham filed on March 30, 1998 a motion for preliminary injunction to compel the Trust to hold the Annual Meeting as originally scheduled on April 14, 1998. On March 31, 1998, the parties agreed to a record date of April 28, 1998 and a special meeting date of May 19, 1998.


         As of the mailing of the Proxy Statement, 31,597,999 Shares were outstanding, including Excess Securities. Shares represented by a properly executed GREEN proxy card will be voted at the meeting or any adjournment thereof, and, if a choice is specified in the proxy, the Shares will be voted in accordance with such specification. If no specification is made, such Shares will be voted FOR the Board's Proposal, FOR the Board's Nominees, AGAINST the Gotham Proposal, AGAINST the Gotham Nominees and, in the discretion of the persons named as proxies, to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. A beneficiary may revoke his proxy at any time prior to its exercise by giving notice to First Union in writing or by attending the Annual Meeting and voting in person (attendance alone at the Annual Meeting will not by itself revoke a proxy).



         The principal executive offices of the Trust are located at 55 Public Square, Suite 1900, Cleveland, Ohio 44113-1937. The approximate date on which this Proxy Statement and the accompanying GREEN proxy are first being sent to the Trust's beneficiaries is April 9, 1998.



         First Union will bear the cost of preparing and mailing this Proxy Statement, the accompanying GREEN proxy and any other related materials. First Union has engaged Corporate Investor Communication, Inc. ("CIC") to assist in the solicitation of proxies from beneficiaries, at a fee of $45,000, plus reimbursement of its out-of-pocket expenses. First Union will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such materials to, and obtaining the proxies from, beneficiaries for whose account they hold registered title to Shares of First Union. In addition to use of the mail, proxies may be solicited personally, by telephone or otherwise, by Trustees, officers and regular employees of First Union without receiving additional compensation, as well as by employees of CIC. First Union will pay the expense of such solicitation.


                    FIXING THE SIZE OF THE BOARD OF TRUSTEES

                                 (Item No. 1)

         Under the Amended Declaration of Trust, as amended (the "Declaration of Trust") of First Union, the number of Trustees shall be not less than three nor more than fifteen, as from time to time determined at annual or special meetings of beneficiaries. The number of Trustees is currently set at nine. The Board of Trustees recommends that the number be increased to twelve with one additional vacancy added to each class. The Board of Trustees has no current plans to fill those vacancies regardless of whether the Gotham Nominees are elected, but believes it is prudent to have vacancies in the event that qualified candidates become available in connection with one or more acquisitions by the Trust or otherwise. The Trust's strategic plan is to grow by acquisitions. If this effort is successful, it is likely that one or more significant transactions would be implemented over the near term, and it may be appropriate and attractive to add one or more new Trustees in connection with such acquisitions. The Declaration of Trust does not provide the flexibility for Trustees to enlarge the Board by adding seats. However, the Declaration of Trust does provide that the number of Trustees shall be not less than three, nor more than fifteen as determined by vote of the beneficiaries. Consequently, in order to have vacancies available, it is necessary to authorize them in advance. Any vacancy may be filled by a majority vote of the remaining Trustees, effective for the remainder of the term for the Class in which such vacancy exists. Regardless of whether the proposal is approved by beneficiaries, only three Trustees will be elected at the Annual Meeting.



         The current size of the Board could be increased by as many as six seats, which Gotham would propose to do. Gotham would also propose to fill such vacancies, if created, with its own candidates to be elected at the Annual Meeting. The Board of Trustees believes this procedure would be in contravention of the Declaration of Trust, and this issue is currently a subject of litigation between First Union and such group of beneficiaries. See "Certain Legal Proceedings" and "Beneficiary Proposal" in this Proxy Statement.

         First Union already has a classified Board of Trustees. The Trustee's proposal to add three seats to the Board, one to each class, would not, in general, affect a potential acquiror's effort to gain control of the Board of First Union any more than has been true in the past. However, if a beneficiary desired to take control of the Board of Trustees, it might be easier for such beneficiary to accomplish its goal if the then current size of the Board were nine and such beneficiary could mount an effort to increase the size of the Board to fifteen and then seek election to both the current seats up for election and all the newly created ones. Again, although the Trust was unsuccessful in obtaining a preliminary injunction from the state court clarifying this issue, the ability of a beneficiary to take control through this method is currently the subject of litigation. The Trust acknowledges that adoption of the Trustees' proposal to increase the size of the Board by three, if approved, could have the effect of thwarting Gotham's effort to increase the size of the Board by six, and, if Gotham's nominees for the three seats in Class II were to be elected and the Gotham Proposal were not approved, the Board's ability to fill three vacancies could dilute the position of Gotham's nominees. Consequently, the Board's Proposal might render more difficult the assumption of control by a principal beneficiary or beneficiary group, and thus make more difficult the removal of management. In this regard, in its attempts to settle the litigation with Gotham, the Board has met on a number of occasions with representatives of Gotham to discuss adding holders of significant minority interests to the Board, including representatives of Gotham. The Board has also talked to representatives of Apollo Real Estate Advisors II, L.P. ("Apollo") about serving on the Board. Vacancies created by the adoption of the Board's Proposal could also be available for that purpose. Management does not currently have plans to adopt or propose for adoption any anti-takeover measures in future proxy solicitations.


                              ELECTION OF TRUSTEES

                                  (Item No. 2)

         Under the Declaration of Trust of First Union, the Board of Trustees is divided into three classes, with each class as nearly equal in number to the other classes as possible. The term of office of each class expires in successive years. Accordingly, at each Annual Meeting successors to the Trustees whose terms expire at that meeting are elected to three-year terms. Any vacancy occurring in a class of Trustees may be filled by a majority vote of the Trustees remaining in office, effective for the remainder of the term for such class.




NOMINEES


         Currently, the Board of Trustees is composed of nine Trustees and is divided into equal classes known as Class I, II and III whose terms expire in 2000, 1998 and 1999, respectively. It is proposed that three Trustees be elected to Class II of the Board of Trustees at the Annual Meeting. James M. Delaney, James C. Mastandrea and Herman J. Russell, current Trustees whose term expire in 1998, are nominees for election at the meeting. Nominees receiving the greatest number of votes duly cast by the Shares represented at the Annual Meeting that are entitled to vote will be elected as Trustees.

         While the Trustees do not anticipate that any of the Board's Nominees will be unable to serve, if any is not available for election, proxies may be voted for a substitute as well as for the other persons named.


         THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. DELANEY, MASTANDREA AND RUSSELL.

                                                PRINCIPAL OCCUPATIONS,                          PERIOD OF          EXPIRATION
                                                 BUSINESS EXPERIENCE                            SERVICE AS             OF
          NAME AND AGE                             AND AFFILIATIONS                              TRUSTEE              TERM
          ------------                             ----------------                              -------              ----
CLASS II
James  M. Delaney (63)            Mr. Delaney was Managing Partner of the Northeast            1997 to Date           1998
                                  Ohio Offices of Deloitte & Touche LLP (Deloitte)
                                  from 1978 to 1997 when he retired. He is a CPA
                                  and was a member of Deloitte since 1958. He is
                                  currently a consultant to Deloitte, a member
                                  of the Advisory Board of AON Risk Services, a
                                  global insurance company, and a director of
                                  Cardinal American Corporation, a private home
                                  products company. Mr. Delaney was the
                                  Financial Supervisor for the Oversight
                                  Commission which supervised the City of
                                  Cleveland's fiscal recovery from 1980 to 1986.
                                  Mr. Delaney was a Vice Chairman of the Greater
                                  Cleveland Growth Association, served as
                                  Chairman of Build Up Greater Cleveland, a
                                  public/private partnership, from 1989-1997,
                                  chaired the Accountancy Advisory Board for
                                  Case Western Reserve University from 1980 to
                                  1990 and was a trustee of the Distribution
                                  Committee of the Cleveland Foundation from
                                  1986 to 1996. He is Treasurer of the
                                  MetroHealth Foundation Board of Trustees, a
                                  member of the Boards of Trustees of John
                                  Carroll University and of Youth Opportunities
                                  Unlimited, and the Visiting Committee of the
                                  Weatherhead School of Management of Case
                                  Western Reserve University.

James C. Mastandrea (54)          Mr. Mastandrea has been Chairman, President and              1994 to Date           1998
                                  Chief Executive Officer of the Trust since
                                  January 1994 and in 1996 also served as Chief
                                  Financial Officer; he was President and Chief
                                  Operating Officer from July 1993 through
                                  December 1993. Mr. Mastandrea was President
                                  and Chief Executive Officer of Triam
                                  Corporation, Chicago, Illinois, an investment
                                  adviser to various real estate investment
                                  funds from 1991 to 1993. He was Chairman,
                                  President and Chief Executive Officer and
                                  founder of Midwest Development Corporation,
                                  Buffalo Grove, Illinois, from 1978 to 1991.
                                  From 1971 to 1978, Mr. Mastandrea served in
                                  various capacities in the field of commercial
                                  and real estate lending, including Vice
                                  President of Continental Bank, Chicago,
                                  Illinois, and with Mellon Bank, Pittsburgh,
                                  Pennsylvania. He is the Chairman of the Euclid
                                  Corridor Improvement Project (Project
                                  Management Board); Chairman of the Nominating
                                  Committee of the Cleveland State University
                                  Foundation Board of Directors; served as
                                  Chairman of the Downtown Development
                                  Coordinators from 1995-1997; a member of the
                                  Cleveland State University Foundation Board of
                                  Directors; a member of the Convention and
                                  Visitors Bureau of Greater Cleveland Board of
                                  Directors; a member of the University Circle,
                                  Inc. Board of Directors and property
                                  committee; a member of the Civic Vision 2000
                                  and Beyond Surface Transportation Task Force;
                                  a member of the Hotel Development Council of
                                  the Urban Land Institute, a member of the
                                  International Council of Shopping Centers, a
                                  member of the National Association of Real
                                  Estate Investment Trusts, a member of the
                                  Multifamily Housing Association, and a member
                                  of the National Association of Corporate
                                  Directors.

Herman J. Russell (67)            Mr. Russell is Chairman of H. J. Russell & Company,          1997 to Date           1998
                                  a general construction, construction
                                  management, brokerage, and real estate
                                  development and management company. He formed
                                  the company in 1959. He is also President and
                                  Chief Executive Officer of Russell Properties,
                                  Inc., a real estate development company formed
                                  by Mr. Russell in 1991, and of Concessions
                                  International, Inc., an airport food and
                                  beverage concessionaire formed by Mr. Russell
                                  in 1978. He is Chairman of the Board of
                                  Directors of Citizens Trust Bank, and a
                                  director of Georgia

                                  Power Company, Wachovia Corporation, National Service Industries, Inc. and Georgia Port Authority. He is also a director of Central Atlanta Progress and Atlanta Chamber of Commerce and a trustee of Morris Brown College and Tuskegee University.


REMAINING TRUSTEES

          Each remaining Trustee, whose present term of office as Trustee will continue after the meeting and will expire in the year set forth opposite his name and upon the election and qualification of his successor, and certain additional information with respect to each of them, is as follows:

                                              PRINCIPAL OCCUPATIONS,                          PERIOD OF          EXPIRATION
                                                BUSINESS EXPERIENCE                           SERVICE AS             OF
          NAME AND AGE                           AND AFFILIATIONS                              TRUSTEE              TERM
          ------------                           ----------------                              -------              ----

CLASS I
Kenneth K. Chalmers (68)          Mr. Chalmers is a  consultant. During 1995 and             1994 to Date           2000
                                  1996, he was a consultant with Kennedy & Co.,
                                  Chicago, Illinois, responsible for the Bank of
                                  America account. He was Executive Vice
                                  President of Continental Bank, Chicago,
                                  Illinois, and its successor, Bank of America,
                                  a commercial bank, from 1984 to 1994.
                                  Previously he was Senior Vice President -
                                  Group Head of the bank from 1977 to 1984 and
                                  Vice President - Division Head from 1972 to
                                  1977. He is a director of Learning Insights,
                                  L.L.C., Catholic Health Partners and Profile
                                  Systems; Vice Chairman and a member of the
                                  Executive Committee of St. Joseph Health Care
                                  Foundation, Chicago, Illinois, and serves on
                                  the Advisory Board of the Kellogg Graduate
                                  School of Management, Northwestern University
                                  and Maginfy Holdings Corporation.

William E. Conway (70)            Mr. Conway has been Chairman of Fairmount Minerals,       1985 to Date           2000
                                  Ltd., a miner and processor of industrial
                                  minerals, since 1978, and was Chairman and
                                  Chief Executive Officer from 1978 to 1996. Mr.
                                  Conway was a Group Vice President of
                                  Midland-Ross Corporation, a diversified
                                  capital goods manufacturer, from 1974 to 1978,
                                  and was Executive Vice President,
                                  Administration of Diamond Shamrock
                                  Corporation, a producer of chemicals,
                                  petroleum and related products, from 1970 to
                                  1974. Mr. Conway is a director of The
                                  Huntington National Bank of Ohio and a trustee
                                  of The Cleveland Clinic Foundation and
                                  University School.

Russell R. Gifford (58)           Mr. Gifford was President of CNG Energy Services           1991 to Date           2000
                                  Corporation ("CNG"), an unregulated energy
                                  marketing company providing gas and electric
                                  energy services throughout North America, from
                                  1994 to 1997. He was President and Chief
                                  Executive Officer of The East Ohio Gas Company
                                  ("East Ohio"), Cleveland, Ohio, a distributor
                                  of natural gas, from 1988 to 1994. He was also
                                  President of West Ohio Gas Company ("West
                                  Ohio"), Lima, Ohio, and River Gas Company
                                  ("River"), Marietta, Ohio. CNG, East Ohio,
                                  West Ohio and River are subsidiaries of
                                  Consolidated Natural Gas Co. of Pittsburgh,
                                  Pennsylvania. Mr. Gifford was Senior Vice
                                  President of East Ohio from 1985 to 1988. Mr.
                                  Gifford is a director of Applied Industrial
                                  Technologies, Inc., a trustee of Baldwin
                                  Wallace College, and a member of the National
                                  Board of Governors of the American Red Cross.

CLASS III
Daniel G. DeVos (39)              Mr. DeVos is Chairman, President and Chief Executive       1994 to Date           1999
                                  Officer of DP Fox Ventures, L.L.C., a private
                                  real estate investment, development and
                                  management company. He is also Vice President,
                                  Corporate Affairs of Amway Corporation, a
                                  direct sales consumer product business; Vice
                                  Chairman, Governing Board of the Orlando
                                  Magic, a professional NBA Basketball


                                  franchise; President and Chief Executive
                                  Officer of the Grand Rapids Griffins and the Kansas City Blades, professional International
                                  Hockey League franchises and the Grand Rapids
                                  Rampage, a professional Arena Football League franchise; and Chairman and Chief Executive
                                  Officer of Georgian Enterprises, Ltd., Barrie,
                                  Ontario, Canada, a group of related companies involved in automobile sales, aircraft leasing, charter and sales, real estate development and management; and Appliance
                                  Distributors, Inc., Detroit, Michigan, a wholesale distributor of high-end appliances.
                                  Mr. DeVos is a director of Genmar Industries, Inc., Minneapolis, Minnesota, a boat manufacturer. He is also a trustee of Butterworth Hospital, Grand Rapids, Michigan, and a member of the Boards of the Family
                                  Outreach Center, Grand Rapids, Michigan and the Grand Rapids Symphony.


Allen H. Ford (69)                Mr. Ford is a consultant and was, from 1981 to             1983 to Date           1999
                                  1986, Senior Vice President - Finance and
                                  Administration of The Standard Oil Company (BP
                                  America), an integrated domestic petroleum
                                  company engaged in all phases of the petroleum
                                  business. Mr. Ford was Corporate Executive
                                  Vice President and Unit President from 1976 to
                                  1980, Vice President, Finance, from 1969 to
                                  1976, and Treasurer during 1969 of Diamond
                                  Shamrock Corporation, a producer of chemicals,
                                  petroleum and related products. Mr. Ford is a
                                  director of Gliatech, Inc. and Parker Hannifin
                                  Corporation, and is a trustee and former
                                  Chairman of Case Western Reserve University, a
                                  trustee of the Musical Arts Association
                                  (Cleveland Orchestra), University Hospitals of
                                  Cleveland, the Western Reserve Historical
                                  Society, and University Circle, Inc. He is
                                  also a trustee and former Chairman of the
                                  Edison BioTechnology Center.

Spencer H. Heine  (55)            Mr. Heine has been Executive Vice President,               1996 to Date           1999
                                  Secretary and General Counsel of Montgomery
                                  Ward Holding Corp., a national retail chain,
                                  since September 1991, and has been a director
                                  of the company since May 1992. Prior thereto,
                                  he was Senior Vice President, Secretary and
                                  General Counsel of the company from June 1988
                                  through September 1991. Mr. Heine has been
                                  Executive Vice President, Secretary and
                                  General Counsel of Montgomery Ward & Co.,
                                  Incorporated, a subsidiary of Montgomery Ward
                                  Holding Corp., since April 1994, and has been
                                  a director of that company since May 1992. He
                                  has also been President of Montgomery Ward
                                  Properties, a subsidiary of Montgomery Ward &
                                  Co., Incorporated since April 1994. Prior
                                  thereto, Mr. Heine served as Executive Vice
                                  President, Legal and Financial Services of
                                  Montgomery Ward & Co., Incorporated, from
                                  September 1991 through April 1994. Mr. Heine
                                  was Chairman and Chief Executive Officer of
                                  Signature, a subsidiary of Montgomery Ward &
                                  Co., Incorporated, from March 1993 through
                                  April 1994. Prior thereto, he also served as
                                  President of Signature from September 1991.

                            COMPENSATION OF TRUSTEES

         Trustees, other than Mr. Mastandrea, receive an annual retainer fee of $12,000 and are paid an attendance fee of $1,000 for meetings of the Board and committees. A deferred compensation plan for nonemployee Trustees has been established to permit Trustees to receive compensation in Shares.

                        ORGANIZATION OF BOARD OF TRUSTEES

         The Board of Trustees held six board meetings during 1997. Each of the present Trustees attended at least 75% of the aggregate of the meetings of the Board and the committees of the Board on which he served except Mr. Russell who attended 70.6% and Mr. DeVos who attended 72.2%. The Board has standing Executive; Audit; Management, Organization and Compensation; and Nominating Committees.

EXECUTIVE COMMITTEE

         The Executive Committee exercises all of the powers and authority of the Board during intervals between meetings of the Board except the declaration of dividends and the filling of vacancies among the Trustees or the Executive Committee and except as its powers and duties may be limited or proscribed by the Trustees from time to time. Present members are Kenneth K. Chalmers, William
E. Conway, James M. Delaney, Daniel G. DeVos, Allen H. Ford, Russell R. Gifford, Spencer H. Heine, Herman J. Russell and James C. Mastandrea (Chairman).
The Executive Committee held eight meetings during 1997.

AUDIT COMMITTEE


         The Audit Committee is composed entirely of Trustees who are not employees of First Union. The Committee recommends to the Board the appointment of auditors to examine and report on the combined financial statements, reviews with the independent auditors the arrangements for and results of the audit engagement, reviews the independence of the auditors, considers the range of audit and non-audit fees and reviews the reports of First Union's internal auditor and its system of internal accounting controls. Present members are Kenneth K. Chalmers, Spencer H. Heine and Allen H. Ford (Chairman). The Audit Committee held two meetings during 1997.


MANAGEMENT, ORGANIZATION AND COMPENSATION COMMITTEE

         The Management, Organization and Compensation Committee (the "Management Committee"), composed entirely of Trustees who are not employees of First Union, makes recommendations to the Board on matters involving management succession, the compensation of officers with salaries of $75,000 per year or more and the retainer and attendance fees for Trustees, makes recommendations and determinations concerning First Union's Share option plans and the 1994 Long Term Incentive Performance Plan (as amended from time to time, the "1994 Plan"), and reviews compensation arrangements as they relate to key employees. Present members are Daniel G. DeVos, Herman J. Russell and William E. Conway (Chairman). The Management Committee held four meetings in 1997.

NOMINATING COMMITTEE


         The Nominating Committee recommends qualified candidates for election as Trustees and considers the performance of incumbent Trustees to determine whether to recommend them for nomination to stand for reelection. Present members are Russell R. Gifford and James C. Mastandrea (Chairman). The Committee held one meeting in 1997. The Nominating Committee will consider persons for election as Trustees who are recommended to it in writing by any beneficiary. Any beneficiary wishing to submit a recommendation to the Committee should send a signed letter of recommendation to the following address: First Union Real Estate Equity and Mortgage Investments, Suite 1900, 55 Public Square, Cleveland, Ohio 44113-1937, Attention: Chairman. Recommendation letters should state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employment and civic activities.

SECURITY OWNERSHIP OF TRUSTEES AND OFFICERS AND CERTAIN BENEFICIAL OWNERS


         The table below sets forth, with respect to Trustees and nominees, certain named executive officers, and as to all Trustees and executive officers as a group, information relating to their beneficial ownership of Shares of First Union as of the most recent practicable date:

NAME OF BENEFICIAL  OWNER                           AMOUNT AND NATURE OF
-------------------------                          BENEFICIAL OWNERSHIP (1)                  PERCENT
                                                   ------------------------                  -------
TRUSTEES
  Kenneth K. Chalmers                                       8,768                             .028 %
  William E. Conway                                         19,511                            .062 %
  James M. Delaney                                           2,198                            .007 %
  Daniel G. DeVos                                           15,745                            .050 %
  Allen H. Ford                                             25,000                            .079 %
  Russell R. Gifford                                        16,240                            .051 %
  Spencer H. Heine                                           5,000                            .016 %
  Herman J. Russell                                          8,733                            .028 %
  James C. Mastandrea
    (also an Executive Officer)                            915,559 (2)                        2.898%

EXECUTIVE OFFICERS
  Steven M. Edelman                                        117,670 (3)                        .372 %
  Paul F. Levin                                            104,728 (4)                        .331 %
  John J. Dee                                              108,022 (5)                        .342 %
  Thomas T. Kmiecik                                         76,304 (6)                        .241 %
All Trustees and executive officers
(13 in number) as a group                                1,423,478 (7)                        4.505%

(1) Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is deemed to be a beneficial owner if he has or shares voting power or investment authority in respect of such security or has the right to acquire beneficial ownership within 60 days. The amounts shown in the above table do not purport to represent beneficial ownership except as determined in accordance with this Rule. Each Trustee and executive officer has sole voting and investment power with respect to the amounts shown or shared voting and investment powers with his spouse, except for restricted shares which have only voting power and no investment power.

(2) Includes 565,890 Shares in the form of restricted stock over which Mr. Mastandrea has sole voting power but no investment power, 286,441 Shares that Mr. Mastandrea has the vested right to acquire through the exercise of options, and 3,000 Series A Cumulative Convertible Preferred Shares of Beneficial Interest, par value $25.00 per share, of the Trust ("Convertible Preferred Shares") convertible into Shares at a conversion ratio of approximately 3.31:1 per preferred share.

(3) Includes 55,000 Shares in the form of restricted stock over which Mr. Edelman has sole voting power but no investment power and 55,307 Shares that Mr. Edelman has the vested right to acquire through the exercise of options.

(4) Includes 50,000 Shares in the form of restricted stock over which Mr. Levin has sole voting power but no investment power and 51,617 Shares that Mr. Levin has the vested right to acquire through the exercise of options.

(5) Includes 50,500 Shares in the form of restricted stock over which Mr. Dee has sole voting power but no investment power and 52,307 Shares that Mr. Dee has the vested right to acquire through the exercise of options.

(6) Includes 30,000 Shares in the form of restricted stock over which Mr. Kmiecik has sole voting power but no investment power and 44,647 Shares that Mr. Kmiecik has the vested right to acquire through the exercise of options.

(7) Includes 490,319 Shares which executive officers have the vested right to acquire through the exercise of options and 751,390 Shares in the form of restricted stock.

The following table sets forth, according to publicly available information on file with the Securities and Exchange Commission (the "Commission") as of the dates indicated, information concerning each person known by First Union to be the beneficial owner of more than 5% of the Shares of First Union:


                                                                  AMOUNT AND NATURE
                  NAME AND ADDRESS OF                               OF BENEFICIAL          PERCENT OF
                   BENEFICIAL OWNER                                   OWNERSHIP               CLASS
                   ----------------                                   ---------               -----

         Franklin Resources, Inc.                                   2,900,418 (1)             9.18%
         777 Mariners Island Blvd.
         San Mateo, CA  94404

         Charles B. Johnson
         777 Mariners Island Blvd.
         San Mateo, CA  94404

         Rupert H. Johnson
         777 Mariners Island Blvd.
         San Mateo, CA  94404


         Franklin Mutual Advisors, Inc.
         51 John F. Kennedy Parkway
         Short Hills, NJ 07078

         Franklin Mutual Series Fund, Inc.
         51 John F. Kennedy Parkway
         Short Hills, NJ   07078

         Gotham Partners, L.P.                                       2,920,300 (2)           9.24%
         Gotham Partners II, L.P.
         110 East 42nd St.
         New York, New York  10017

         Apollo Real Estate Investment Fund II, L.P.                  2,135,987 (3)          6.76%
         Apollo Real Estate Advisors II, L.P.
         Gotham International Advisors, L.L.C.
         1301 Avenue of the Americas
         New York, New York  10019


         Stephen Feinberg                                             1,602,327 (4)          5.07%
         Cerberus Partners L.P.
         Cerberus International Ltd.
         Ultra Cerberus Fund, Ltd.
         Certam Private Funds
         450 Park Avenue, 28th Floor
         New York, New York  10022

(1) The information regarding this holder, together with information on the holdings of Franklin Mutual Advisors, Inc. ("FMAI"), Franklin Mutual Series Fund, Inc., Charles B. Johnson and Rupert H. Johnson, was received by First Union through the filing of a Schedule 13D with the Commission on or about February 23, 1998. Collectively, the persons reported in such Schedule 13D filing may be deemed to own beneficially an aggregate of 2,900,418 Shares. FMAI has sole voting and dispositive power with respect to such Shares.


(2) The information regarding this holder was received by First Union through the filing of a Schedule 13D filed with the Commission on April 1, 1998.

(3) The information regarding this holder was received by First Union through the filing with the Commission of a Schedule 13D, as amended through March 5, 1998.

(4) The information regarding this holder was received by First Union through the filing with the Commission of a Schedule 13D on February 17, 1998.

                           CERTAIN LEGAL PROCEEDINGS

FIRST UNION VS. GOTHAM PARTNERSHIPS

         In August and October 1997, the Trust requested information pursuant to its Declaration of Trust and By-Laws in order to ascertain the ownership of Shares held by two of its beneficiaries, the Gotham Partnerships. The requests were made in furtherance of the Trustees' obligation to preserve the Trust's tax status as a real estate investment trust. The Gotham Partnerships refused to supply the names of their limited and general partners who would be the actual or constructive owners of the underlying Shares under the Internal Revenue Code of 1986, as amended (the "Code"). On January 16, 1998, the Trust commenced a civil action (Case No. 347063) in the Court of Common Pleas, Cuyahoga County, Ohio ("State Court," and such action, the "State Court Action"), against the Gotham Partnerships to, among other things, enforce the Declaration of Trust and to declare the Gotham Proposal, set forth in a letter dated January 8, 1998 from Gotham to the Trust, unlawful, null and void. The Trust also seeks, among other things, to enjoin the Gotham Partnerships from soliciting proxies for the Gotham Proposal or the Gotham Partnerships' nominees for the Board of Trustees. Initially, the Gotham Partnerships unsuccessfully sought to remove the State Court Action to federal district court. On January 20, 1998, the Gotham Partnerships filed counterclaims, alleging, among other things, that the Trust had violated its purported fiduciary obligations to the Gotham Partnerships and violated the proxy rules under federal securities laws. The Gotham Partnerships also sought, among other things, a declaration that Gotham was entitled to submit the Gotham Proposal and nominations for a vote at the Annual Meeting and to enjoin the Trust from soliciting proxies from the Trust's beneficiaries.

         On March 27, 1998, the State Court denied the Trust's motion to enforce the Declaration of Trust and By-Laws which deem the Gotham Partnerships' interest in the Trust to be "Excess Securities," the equivalent of treasury shares, by virtue of their failure to comply with the Trust's requests for ownership information, and to enjoin them from soliciting proxies for the Annual Meeting.



         On January 30, 1998, the Gotham Partnerships filed a separate civil action in the United States District Court for the Northern District of Ohio (Case No. 1:98CV 0272) (the "Federal Action"). Therein, the Gotham Partnerships sought to enjoin the Trust from taking actions allegedly in violation of federal securities laws and to permit Gotham to solicit proxies with respect to its Proposal and purported nominations. The Trust filed an answer and counterclaims on February 10, 1998 to the Gotham Partnerships' Federal Action, denying any wrongdoing, and alleging, among other things, that the Gotham Partnerships violated federal securities laws, tortiously interfered with the Trust's business, and caused the Trust and its beneficiaries to suffer damage. The Trust's counterclaims, as amended, seek compensatory and punitive damages, injunctive relief and a trial by jury.

         On March 6, 1998, the Trust filed its own motion for preliminary injunction in the Federal Action seeking to enjoin the Gotham Partnerships from soliciting proxies for the Annual Meeting on the basis that they have failed to disclose their group in violation of federal securities laws.

FIRST UNION VS. THE STATE OF CALIFORNIA

         The Trust has pursued legal action against the State of California associated with the 1986 flood of Sutter Buttes Center, formerly Peach Tree Mall. In September 1991, the court ruled in favor of the Trust on the liability portion of this inverse condemnation suit, which the State of California appealed. The Trust is proceeding with its damage claim in Superior Court of the State of California. No recognition of potential income has been made in the December 31, 1997 combined financial statements of the Trust.

                             EXECUTIVE COMPENSATION

         The table below sets forth the plan and non-plan compensation awarded, paid or earned for services rendered to First Union during each of the last three years to or by the Chief Executive Officer during 1997 and each of the remaining four highest compensated executive officers of the Trust at December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                           ANNUAL COMPENSATION                         COMPENSATION AWARDS
                                           -------------------                         -------------------
                                                                       OTHER                            RESTRICTED
          NAME AND PRINCIPAL                                           ANNUAL     SECURITIES UNDERLYING    SHARE       ALL OTHER(2)
               POSITION            YEAR     SALARY         BONUS    COMPENSATION     OPTIONS/SHARES      AWARDS(1)     COMPENSATION
               --------            ----     ------         -----    ------------     --------------      ---------     ------------

James C. Mastandrea                1997    $340,000      $228,285     $17,131            225,000        $3,471,428        $13,094
  Chairman, President              1996     290,000       140,441       5,467            200,000         1,603,125         12,694
  Chief Executive Officer          1995     283,333        99,876       6,536            112,500           871,875         18,760

Steven M. Edelman                  1997     157,500        63,450                         20,000           385,000          7,719
  Executive Vice President-        1996     120,000        51,769                         40,000           142,500          7,469
  Chief Financial Officer          1995     116,667        25,830                         10,000            77,500          6,823

Paul F. Levin                      1997     122,500        41,125                         20,000           303,750          7,557
  Senior Vice President-           1996     115,000        39,808                         40,000           142,500          6,804
  General Counsel  and Secretary   1995     112,500        24,754                         10,000            77,500          6,573

John J. Dee                        1997     127,333        42,748                         20,000           310,438          7,719
   Senior Vice President-          1996     112,000        38,900                         40,000           142,500          6,585
   Chief Accounting Officer        1995     110,000        24,108                         10,000            77,500          6,257

Thomas T. Kmiecik                  1997     105,833        35,530                         20,000           303,750          6,164
  Senior Vice President-           1996      93,333        33,250                         30,000           142,500          5,117
  Treasurer                        1995      83,334        18,296                         10,000                 -          4,408


(1) The Trust's Long Term Incentive Performance Plan was implemented in 1994. Restricted shares are awarded only as targeted financial goals are met or exceeded, except for restricted shares awarded upon exercise of stock options as noted below. Restricted shares are entitled to dividends at the same rate and on the same terms as unrestricted Shares of the same class. Included in the amounts for Restricted Share Awards are restricted shares that will have the restrictions removed when the market price of Shares attains $21.00 for twenty consecutive trading days or after eight years. The number and value of restricted shares held by the individuals listed above subject to these provisions, valued as of December 31, 1997, are as follows: James C. Mastandrea 450,000 shares ($7,312,500); Steven M. Edelman 40,000 shares
         ($650,000); Paul F. Levin 40,000 shares ($650,000); John J. Dee 40,000 shares ($650,000); and Thomas T. Kmiecik 20,000 shares ($325,000). The number of restricted shares subject to these provisions awarded on July 1, 1997 were as follows: James C. Mastandrea 112,500; Steven M. Edelman 10,000; Paul F. Levin 10,000; John J. Dee 10,000; and Thomas T. Kmiecik 10,000.

         Also included in amounts for Restricted Share Awards are restricted shares that will have the restrictions removed when funds from operations for four consecutive quarters doubles compared to the four consecutive quarters ending with the quarter in which the restricted shares were granted, or the closing Share price for five consecutive trading days is 50% higher compared to the average closing Share price on the final five trading days of the quarter in which the restricted shares were granted. The number and value of the restricted shares held by individuals listed above subject to these provisions, valued as of December 31, 1997, are as follows: James C. Mastandrea 112,500 shares ($1,828,125); Steven M. Edelman 15,000 shares ($243,750); Paul F. Levin
         10,000 shares ($162,500); John J. Dee 10,000 shares ($162,500); and
         Thomas T. Kmiecik 10,000 shares ($162,500). These restricted shares were awarded on January 6, 1998 but were earned as of December 31, 1997.

         To encourage employees to exercise stock options, the Trust grants one restricted share for every four stock options exercised. The restrictions are removed after four years as long as the individual is an employee of the Trust and has retained the unrestricted Shares received from exercising the original options. The number and value of restricted shares held by the individuals listed above subject to these provisions and included in the Restricted Stock Awards, valued as of December 31, 1997, are as follows: James C. Mastandrea 3,390 shares ($55,088) and John J. Dee 500 shares ($8,125). The restricted shares were issued on December 31, 1997 and March 27, 1997, respectively.

         The amounts for Restricted Stock Awards in the table above were based on the Share closing price on the date the restricted shares were awarded.

(2) Amounts shown are composed solely of annual contributions made to a defined contribution pension plan, except the amount for Mr. Mastandrea, which also included term life insurance premiums. The pension plan contribution for each participant is equal to the sum of
         (i) 3% of the participant's total cash compensation paid for such year up to that year's Social Security taxable wage base, and (ii) 6% of the portion of the participant's cash compensation paid for such year which is in excess of that year's Social Security taxable wage base up to a maximum of $150,000 for 1995 and $160,000 for 1996 and 1997. The
         contributions made by First Union on behalf of the above named individuals are based on salary earned and paid in that year, plus executive incentive compensation paid in that year. The insurance premiums of $5,375 in 1997, $4,975 in 1996, and $11,596 in 1995 for Mr.
         Mastandrea are net of the amount recoverable by First Union upon his termination or death. The policy provides a death benefit of $2.5 million to Mr. Mastandrea's beneficiary.

                             EMPLOYMENT CONTRACTS,
                          TERMINATION OF EMPLOYMENT AND
                          CHANGE IN CONTROL AGREEMENTS

EMPLOYMENT AGREEMENT


         In July 1994, the Trust entered into an employment agreement (as amended, the "Agreement") with Mr. Mastandrea. The Agreement has an initial three-year term and is extended automatically for additional one-year terms unless one of the parties gives notice of an intention not to renew.



         The Agreement with Mr. Mastandrea provides that he will have the titles, and perform the duties, of Chairman of the Board of Trustees, Chairman of the Executive Committee of the Board of Trustees, and President and Chief Executive Officer of the Trust. Under the Agreement, Mr. Mastandrea receives an annual base salary of not less than $250,000, subject to annual review and adjustment by the Board of Trustees; health and welfare benefits; participation in the 1994 Plan; and split-dollar life insurance in the benefit amount of $2,500,000.



         The premiums on the split-dollar life insurance were set with the expectation that, if Mr. Mastandrea continues to work for the Trust until he attains age 65, the cash surrender value of the policy will be sufficient to fund (1) the return to the Trust of all premiums paid by it and (2) paid-up insurance on the life of Mr. Mastandrea in the amount of $2,500,000.


         The Agreement also provides that, in the event Mr. Mastandrea becomes disabled, the Trust will continue to pay his base salary and bonus and to provide health and welfare benefits for three years, unless he earlier recovers from the disability, dies, or attains age 65.

         The employment of Mr. Mastandrea may be terminated at any time. However, if the Trust terminates the employment of Mr. Mastandrea without cause (as defined in the Agreement), or if he terminates his employment for good reason (as defined), the Trust is required to continue to pay his base salary and bonus and to provide benefits, including pension contributions and vesting of options, for a period of three years, unless he earlier dies or attains age
65. A portion of the Shares in the form of restricted stock previously granted to Mr. Mastandrea would also vest. Notification by the Trust that it does not intend to renew the Agreement beyond the three-year initial term is treated, for this purpose, as a termination by the Trust.


         In the event of a change in control or shift in ownership of the Trust (as defined), the Trust is required to deposit, in an irrevocable escrow account, an amount sufficient to fund all payments that would be due to Mr. Mastandrea upon termination without cause or for good reason. In addition, if termination without cause or for good reason occurs after a change in control or shift in ownership, the base salary, bonus and pension contributions payable to him upon termination becomes due immediately in lump sum and all options previously granted will fully vest and all restrictions on restricted stock grants will be removed. Mr. Mastandrea is a "participant" under the rules of the Commission by virtue of his position as a Trustee of the Trust. In the event the Gotham Proposal were to be adopted and the Gotham Nominees elected, Gotham has stated that it would intend to terminate Mr. Mastandrea's employment with the Trust.



         Under a recent amendment to the Agreement effective March 19, 1998, in exchange for agreeing to remain in the employ of the Trust for at least 90 days after a change in the ownership or control of the Trust, the aggregate amount payable to Mr. Mastandrea would not be limited, as was formerly provided under the Agreement, to the maximum amount that may be deducted for Federal income tax purposes without constituting an "excess parachute payment" under Section 280G of the Code, and Mr. Mastandrea would be entitled to receive an additional payment (net of taxes, including interest and penalties) for any payment or distribution (including payments under the Agreement, any stock option agreement or otherwise) that is determined to be an "excess parachute payment" under
Section 280G of the Code, to compensate Mr. Mastandrea for any excise tax imposed by the Code on such payment or distribution. The Board amended the Agreement after it became aware that benefits that the Board had intended Mr. Mastandrea to receive under the 1994 Plan would not be realized by him because, prior to such amendment, Mr. Mastandrea's employment agreement precluded him from receiving any payment deemed an "excess parachute payment" under the Code. In amending Mr. Mastandrea's employment agreement, the Board removed this limitation and, in addition, provided a gross-up for any amounts payable by Mr. Mastandrea in the event payments made to him become subject to an excise tax. As a result of the Board's action, the Agreement is consistent with market practices of more than a majority of U.S. public companies for executive compensation. Mr. Mastandrea has agreed to defer the receipt of payments that would otherwise not be deductible due to the $1,000,000 limit under Section 162(m) of the Code.


CHANGE IN CONTROL AGREEMENTS


         Recently, on February 17, 1998, the Trust entered into agreements (each, a "Change in Control Agreement") with five executive officers, including all of the named executive officers, and certain senior officers and key employees of the Trust. Each Change in Control Agreement provides that in the event such executive's or employee's employment with the Trust is terminated within two years following a change in control of the Trust (as defined below) either by the officer or employee for "Good Reason" or by the Trust "Without Cause" (each as defined in the Change in Control Agreement), such executive or employee will be entitled to receive (i) base salary and other benefits earned or accrued, (ii) an amount equal to a multiple of two, one or one-half times, as the case may be, such person's base salary and "Additional Compensation," (iii) cash in lieu of Shares receivable upon the exercise of options granted under any option plan including the 1994 Plan, and (iv) cash for such unvested portion of such person's interest in any of the Trust's pension plans. "Additional Compensation" means an employee's annual total incentive compensation, including the dollar value of awards granted under the 1994 Plan, commissions, bonuses, amounts deferred under any non-qualified deferred compensation program of the Trust, including under the 1994 Plan, and any elective contributions that are made under any plan maintained by the Trust not includible in gross income, but excluding certain expenses, amounts realized from the exercise of any stock options, and imputed income attributable to any fringe benefit. In addition, if any payment or distribution (including payments under the Change in Control Agreement, any stock option agreement or otherwise) to an officer or employee is determined to be an "excess parachute payment" under the Code, such officer or employee would be entitled to receive an additional payment (net of taxes, including interest and penalties) to compensate such officer or employee for any excise tax imposed by the Code on such payment or distribution. The specified multiple for a person's base salary and Additional Compensation referred to above are: two, in the case of the named executive officer and one senior officer; one, in the case of certain other officers; and one-half, in the case of certain key employees. Certain of the persons who are party to the foregoing Change in Control Agreements may be "participants" under the rules of the Commission in the Trust's solicitation of proxies. Gotham has stated in its publicly filed documents that it would propose to make changes in the senior management of the Trust if the Gotham Proposal were adopted and the Gotham Nominees elected. Consequently, if Gotham were to acquire control of the Board, the persons party to the Change in Control Agreements may no longer be in the positions they currently hold.



         In addition to the above-described agreements, the Trust has agreed to reimburse each officer and employee party to a Change in Control Agreement for certain legal, financial and other professional services. For instance, in the event that an employee believes that the Trust has failed to comply with its obligations under the Change in Control Agreement or in the event the Trust or any other person takes any action to declare the agreement void or unenforceable, or institutes any arbitration or litigation designed to deny, or to recover from, such person benefits provided under such agreement, the Trust has authorized the employee to retain counsel at the Trust's expense. The Trust has also agreed to reimburse the employees for fees and other expenses in connection with determinations and calculations of amounts of excise tax that may be imposed on an employee, for underpayments, if any, and for any contests with the Internal Revenue Service. Pursuant to the Change in Control Agreements, the Trust has also agreed to pay for outplacement services and benefits, if terminated.



         For purposes of the Change in Control Agreements, a change in control of the Trust occurs if (a) any person (other than the Trust, any subsidiary of the Trust, any employee benefit plan or employee share ownership plan of the Trust, or any person organized, appointed, or established by the Trust or any subsidiary of the Trust for or pursuant to the terms of any such plan), alone or together with any of its Affiliates or Associates (each as defined in the Change in Control Agreement) becomes the beneficial owner of 25% or more of the Shares then outstanding, (b) at any time during a period of 24 consecutive months, individuals who were Trustees at the beginning of the period no longer constitute a majority of the members of the Board of Trustees unless the election, or the nomination for election by the Trust's beneficiaries, of each Trustee who was not a Trustee at the beginning of the period is approved by at least a majority of the Trustees who are in office at the time of the election or nomination and were Trustees at the beginning of the period and (c) a record date is established for determining beneficiaries of the Trust entitled to vote upon (i) a merger or consolidation of the Trust with another business trust, REIT, partnership, corporation, or other entity in which the Trust is not the surviving or continuing entity or in which all or part of the outstanding Shares are to be converted into or exchanged for cash, securities or other property,
(ii) a sale or other disposition of all or substantially all of the assets of the Trust, or (iii) the dissolution of the Trust. A change in control of the Trust would not be triggered under the Change in Control Agreements where either
(i) a majority of the Trustees nominated opposition candidates, such as the Gotham Nominees, to the Board's slate of nominees for seats on the Board or (ii) a settlement were reached with Gotham.

OTHER SEVERANCE ARRANGEMENT

         On March 24, 1998, the Board passed a Board resolution to formally recognize a preexisting policy of the Trust to provide severance payments to employees who are terminated other than for cause. The policy provides (i) for employees at the level of vice president or higher, two months compensation for every year employed by the Trust and (ii) for employees below the level of vice president, one month compensation for every year employed by the Trust, in each of the foregoing (i) and (ii), up to, but not to exceed, twenty-four months compensation. This policy would apply only to holders of Change in Control Agreements and would not apply if the Change in Control Agreements were triggered. Consequently, the policy would apply only in the event a settlement were reached with Gotham or the Gotham Nominees were not elected at the Annual Meeting. The policy was formally recognized to respond to the Board's concern that valuable employees would feel insecure in the event of a settlement with Gotham and might be vulnerable to recruiting efforts by search firms and other employers.

                                  OPTION GRANTS
                              IN LAST FISCAL YEAR


                                                         INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE
                                                         -----------------                                  VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF SHARE
                                                    % OF TOTAL                                             PRICE APPRECIATION
                            NUMBER OF SHARES          OPTIONS                                                    FOR  8
                               UNDERLYING           GRANTED TO       EXERCISE                              YEAR OPTION TERM(2)
                                 OPTIONS             EMPLOYEES       PRICE PER       EXPIRATION            -------------------
         NAME                  GRANTED (1)            IN 1997          SHARE            DATE               5%              10%
         ----                  -----------            -------          -----            ----               --              ---

James C. Mastandrea                   112,500           34.6%         $14.250           02/05/2005        $765,421      $1,833,316
                                      112,500           34.6%          14.125           07/01/2005         758,707       1,817,234
Steven M. Edelman                      10,000            3.1%          14.250           02/05/2005          68,037         162,961
                                       10,000            3.1%          14.125           07/01/2005          67,441         161,533
Paul F. Levin                          10,000            3.1%          14.250           02/05/2005          68,037         162,961
                                       10,000            3.1%          14.125           07/01/2005          67,441         161,533
John J. Dee                            10,000            3.1%          14.250           02/05/2005          68,037         162,961
                                       10,000            3.1%          14.125           07/01/2005          67,441         161,533
Thomas T. Kmiecik                      10,000            3.1%          14.250           02/05/2005          68,037         162,961
                                       10,000            3.1%          14.125           07/01/2005          67,441         161,533


(1) Options granted under the 1994 Plan may be in the form of Incentive Stock Options (qualifying as such under Section 422A of the Code) and Nonstatutory Stock Options. Options granted are at prices not less than the fair market value of the Shares at the date of grant and expire not later than eight years after the date granted. Options are exercisable only after the optionee has been continuously employed by the Trust for twelve months from the date of grant and thereafter to the extent of one-third during the second year, two-thirds during the third year and in full during the fourth through eighth years. In the event of any change in control of the Trust, a defined term in the 1994 Plan, including liquidation or dissolution of the Trust, or a merger or consolidation with respect to which the Trust shall not be the surviving entity, all options become exercisable immediately.

(2) The appreciation calculation is a required disclosure. The appreciation examples shown above do not reflect past experience of the Trust's options granted, nor can they be expected to predict future performance.

              AGGREGATED SHARE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES


                                                                     NUMBER OF SHARES
                                                                  UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                                                          OPTIONS                     IN-THE-MONEY OPTIONS
                                 SHARES                               AT FISCAL YEAR END                 AT FISCAL YEAR END
                                ACQUIRED                              ------------------                 ------------------
                                   ON             VALUE            UNEXER-                           UNEXER-
         NAME                   EXERCISE        REALIZED           CISABLE       EXERCISABLE         CISABLE       EXERCISABLE
         ----                   --------        --------           -------       -----------         -------       -----------

James C. Mastandrea              13,559         $116,946          425,000          286,441       $2,225,000       $2,548,414
Steven M. Edelman                                                  53,333           55,307          335,831          359,430
Paul F. Levin                                                      53,333           51,617          335,831          316,283
John J. Dee                       2,000          $14,000           53,333           52,307          335,831          329,805
Thomas T. Kmiecik                                                  45,833           44,647          269,268          296,947

               MANAGEMENT, ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION


         The Board of Trustees is responsible for fixing the compensation of executive officers. However, the Board acts on the basis of recommendations of its Management Committee. The Management Committee makes recommendations to the Board with respect to (i) the compensation of all officers with annual salaries of $75,000 or more, and (ii) awards to employees under the 1994 Plan. The Management Committee consists of three independent, non-management Trustees, Messrs. William E. Conway (Chairman), Daniel G. DeVos and Herman J. Russell.

GENERAL APPROACH TO EXECUTIVE COMPENSATION

         Compensation for executive officers consists of four principal elements: base salaries, annual cash/stock bonus awards, stock options, and restricted stock.


         The Management Committee seeks to structure executive compensation to attract and retain highly qualified, experienced management personnel and to use the four principal components of the Trust's executive compensation program to align the interests of management and beneficiaries and to use the non-salary compensation components to reward performance beyond regular, competent, job performance as measured by individual performance goals and corporate performance targets. This general approach to establishing executive compensation was initially adopted in 1994 and, as new data is available, has been regularly refined since then.

         In establishing each component of executive compensation, the Management Committee initially compared the level of compensation of its executive officers with compensation paid by organizations of similar size in comparable industries. In making these comparisons, the Management Committee utilized data initially gathered and compiled by its independent compensation consultant in 1994 and updated from time to time through 1997. The Management Committee did not have and, therefore, did not separately consider data relating to corporate performance of the companies included in its compensation consultant's comparisons. While the initial approach in 1994 was to use broad comparisons to several industries requiring comparable management skills, in 1997 and other recent years, the comparison has been narrowed to primarily other REITs. Companies included in such compensation comparisons are also included in the National Association of Real Estate Investment Trusts ("NAREIT") All REITs Index. The performance graph in this Proxy Statement compares corporate performance (based upon five-year cumulative total shareholder return) of the Trust versus that of companies included in the NAREIT All REITs Index and in the NYSE Composite Index.


         Base Salaries. In its recommendations regarding base salaries, the Management Committee examined base compensation of executive officers at other real estate investment trusts in similar product types and/or with comparable market capitalization (the "comparable REITs"). The base salaries of the Trust's chief executive officer and other named executive officers have historically been below the average base salary of such officers at comparable REITs. Base salary amounts were determined without direct reference to corporate performance.

         Annual Cash/Stock Bonus Awards. The primary goals of the annual cash/stock bonus awards are to provide a direct link between compensation and annual performance, to provide a strong incentive to attain Trust and operating unit goals, to recognize and reward employees for performance beyond regular, competent job performance, and to build and reinforce the concept of a team by focusing on the key measure of the Trust's performance -- funds from operations for the current year. Awards are designed to be comparable in amount to the average of awards paid by organizations of similar size in comparable industries when target performance is met; awards will be above this average when the target is exceeded, or below this average when the target is not achieved. Awards are paid partially in stock in order to encourage Share ownership.

         The Trust's annual cash/stock bonus awards are intended to be the method for compensating executive officers for achieving performance goals for a particular fiscal year. Performance goals are expressed in terms of threshold, target and maximum performance goals. Threshold goals are the minimum necessary performance levels required for an executive officer to earn an annual bonus award. In 1997, threshold performance goals were based upon an executive officer achieving 80% of such executive officer's target goal. Target goals were based upon meeting the goal, while maximum performance goals were based upon an executive officer achieving 120% of such executive officer's target goal. If a threshold, target or maximum performance goal was achieved, the executive officer received 50%, 100% or 150%, respectively, of such executive officer's bonus potential. If the threshold 80% was not met, no bonus was paid. Bonuses for achievement of performance goals at a level between an executive officer's threshold and target goals or target and maximum goals were calculated based upon straight line interpolation. Annual cash/stock bonus awards are paid 20% in Shares of the Trust and 80% in cash. For 1997, the chief executive officer and all named executive officers had a single performance goal based upon achieving the Trust's funds from operations target. In 1997, the Trust achieved funds from operations that exceeded the target performance goal.


         Stock Options. The primary goal of the stock options is to link beneficiary and employee interest by providing a way for both to gain from appreciation in the market price of Shares over time. Stock options are granted to executive officers as well as key employees in the organization on the theory that the best performance for beneficiaries will be attained when a broad group of employees has a mutual interest with the beneficiaries. In 1997 the Management Committee adopted a new rule providing for the grant of one restricted share for each four options exercised. The restrictions are removed after four years provided the recipient has not disposed of the Shares acquired by exercise of the option and is still employed by First Union. In addition to the foregoing, under the 1994 Plan, upon a change in control (as defined in the 1994 Plan), all stock options granted become unvested and exercisable.

         Restricted Stock. The restricted stock awards are designed to encourage senior executives to think and act like beneficiaries and, as a result, to promote the long term growth and performance of the Trust and increase the market price of the Shares. The awards are intended to act as long term performance incentives by creating a strong positive correlation between stock price appreciation and dividend growth, on the one hand, and compensation levels on the other. The level of the awards are recognized to be above average for organizations of similar size in comparable industries. Awards of restricted stock through 1997 were based on attainment of a predetermined level of performance but the goal required to earn the restricted stock in less than eight years is challenging (the market price of the Shares has to attain $21 per Share for 20 consecutive trading days). In October 1997 the Management Committee adopted a new rule for subsequent awards of restricted stock. In January 1998 restricted shares were awarded based on attainment of financial goals, which will vest only when funds from operations for four consecutive quarters doubles as compared to funds from operations in the quarter the restricted shares were issued or when the per share price is 50% greater than the per share price on the five consecutive trading days of the quarter immediately preceding the grant date of the restricted shares. Restricted stock under this rule is granted only to the most senior officers--those who have the greatest impact on the performance of the Trust. In addition to the foregoing, under the 1994 Plan, upon a change in control (as defined in the 1994 Plan), all restrictions on restricted stock awards are removed.



         In determining the amount of all incentive compensation arrangements (i.e., target bonus compensation, stock option grants and restricted stock awards) for executive officers of the Trust, the Management Committee initially considered data presented by its compensation consultant in 1994 with respect to incentive compensation paid at approximately 125 other financial services companies, including REITs and banking and insurance institutions, with average sales of $356 million and average assets of approximately $200 million ("comparable companies"). The banking and insurance companies were initially included as comparisons because it was deemed necessary to attract individuals from both within and without the REIT industry who have valuable related skills of financial analysis and management. For 1997, the weight given to non-REIT or real estate comparable companies has significantly diminished as the focus on recruitment of new executives has shifted to those with real estate acquisition skills. The data has been updated by the consultant from time to time through 1997. Target bonus compensation was fixed by the Management Committee so that executive officers achieving their target performance goals would receive bonus compensation in the median range for corresponding positions at comparable companies. Likewise, option grants were fixed by the Management Committee so that executive officers (other than the chief executive officer) would receive incentive stock options in the median range for corresponding positions at comparable companies. In contrast, however, the amount of restricted stock awards granted to executive officers (including the chief executive officer) were fixed by the Management Committee with reference to data from comparable companies but so that executive officers achieving their long term incentive goals would receive restricted stock compensation higher than the average awards granted to executive officers in corresponding positions at comparable companies. The number of stock options and shares of restricted stock granted to Mr. Mastandrea was determined in connection with the negotiation of Mr. Mastandrea's employment agreement as Chief Executive Officer of the Trust with the Management Committee in consultation with its compensation consultant.

         Stock option grants and restricted stock awards to executive officers were conditioned upon corporate performance during the immediately preceding year, and such compensation was structured in a manner the Management Committee believes will maximize future performance by executive officers by linking the vesting of restricted stock and such officers' eligibility to receive future option and restricted stock awards until certain funds from operations or share price targets are achieved. Although the Management Committee utilized incentive compensation data from all comparable companies, the Management Committee has not relied significantly on incentive compensation data from comparable REITs in fixing the executive officers' incentive compensation because a high standard deviation made such data inherently unreliable for comparison purposes. This is so because of the relatively small sample of comparable REITs and the wide variation in both levels and components of executive compensation.


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER


         During 1997, Mr. Mastandrea served as Chairman of the Board of Trustees, Chairman of the Executive Committee of the Board of Trustees, and President, Chief Executive Officer and Chief Financial Officer of the Trust. For the year ended December 31, 1997, he received a base salary of $350,000, an annual bonus of $228,285, options to purchase 225,000 Shares and restricted stock of 228,390 Shares. See the tables entitled "Summary Compensation Table" and "Option Grants in Last Fiscal Year."


         The Management Committee believes that Mr. Mastandrea's compensation is consistent with its general approach to executive compensation, which is described above, as well as Mr. Mastandrea's position and responsibilities with the Trust and his individual performance during 1997. Mr. Mastandrea's compensation is also consistent with commitments made to him when he was hired by the Trust in July 1993, which are reflected in the Agreement discussed above under the heading "Employment Agreement."

COMPENSATION OF OTHER NAMED EXECUTIVE OFFICERS

         As is the case with Mr. Mastandrea, the Management Committee believes that the compensation provided to other executive officers named in the "Summary Compensation Table" is consistent with the Management Committee's general approach to executive compensation, which is described above, as well as the position and responsibilities with the Trust and individual performance of each of these executive officers during 1997.


WILLIAM E. CONWAY (CHAIRMAN)     DANIEL G. DEVOS               HERMAN J. RUSSELL
                                 MEMBERS OF THE COMMITTEE

                                PERFORMANCE GRAPH

         The performance graph assumes $100 invested on December 31, 1992 in First Union Shares, All REITs and the NYSE Composite Index, with dividends reinvested when paid and share prices as of the last day of each calendar year. The total return for All REITs was compiled by NAREIT.



             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


                                             1992           1993            1994            1995            1996            1997
                                             ----           ----            ----            ----            ----            ----

First Union                                  $100            $113            $ 82            $ 95           $172            $233
All REITs                                     100             120             123             142            192             232
NYSE Composite                                100             111             111             149            181             241


                              SELECTION OF AUDITORS

         Arthur Andersen LLP has been selected as auditors of First Union for the ensuing year. Arthur Andersen LLP has been First Union's auditors since the founding of the Trust in 1961. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to respond to appropriate beneficiary questions.

                              BENEFICIARY PROPOSAL

                              (Item Nos. 3 and 4)

         The Trust has been advised that the Gotham Partnerships would propose to introduce a resolution for the Gotham Proposal and statement in support thereof at the Annual Meeting. Briefly, Gotham would propose to increase the number of Trustees constituting the full Board of Trustees from nine members to fifteen, would nominate its own candidates to each of the six newly created seats of the Board of Trustees and, in addition to the foregoing, would propose to nominate its own candidates to fill the seats of the three Trustees in Class II whose terms are expiring. As discussed in "Certain Legal Proceedings," the Trust maintains that the Shares held by the Gotham Partnerships were Excess Securities under the Trust's By-Laws at the time their proposal was made and that the Gotham Partnerships are therefore not eligible to put forward the Gotham Proposal for a vote of the beneficiaries. As discussed under "Certain Legal Proceedings," the Trust was unsuccessful in obtaining a preliminary injunction in the State Court Action to clarify that Gotham's Shares are "Excess Securities." As stated above under "General Information," because the State Court issued a nonfinal order with respect to the matters submitted, under Ohio law there has been no final determination, much less a judgment rendered, on the issues involved in the litigation between Gotham and the Trust. Consequently, the issue submitted to the State Court could be resolved by a trial for final determination, either in state court or in federal court. While the State Court's opinion which accompanied the order does not support the Trust's position, the Trust continues to believe that Gotham's Shares were "Excess Securities" at the time Gotham submitted the Gotham Proposal and that Gotham is ineligible to submit any proposal for the Annual Meeting. The Trust and the Gotham Partnerships are involved in continuing litigation to determine the right of the Gotham Partnerships to vote at the Annual Meeting and to present the Gotham Proposal. See "Certain Legal Proceedings" in this Proxy Statement for a summary of the litigation.

         For purposes of the Annual Meeting and in the event that the courts ultimately determine that the Gotham Partnerships are entitled to present the Gotham Proposal for a vote of the beneficiaries of the Trust, the Board recommends a vote "against" the Gotham Proposal for the following reasons:

         As discussed under "General Information," the Board has spent considerable time and resources in meetings with representatives of Gotham attempting to develop a solution that would provide representation on the Board to significant minority beneficiaries, including Gotham, and result in the greatest value for the Trust's beneficiaries. As of the most recent practicable date, the Trust has incurred approximately $850,000 in fees and expenses relating primarily, but not exclusively, to litigation and negotiations with Gotham. The Trust estimates that it could incur as much as $500,000 in fees and expenses assuming the Federal Action proceeds. In addition to meeting numerous times with representatives of Gotham, the Board met twice with representatives of Cerberus Partners L.P. and once with representatives of Apollo.

         On March 20, 1998, the Trust reached an agreement in principle with Gotham that would have given three of nine seats on the Board to Gotham representatives and one seat to a mutually acceptable, independent nominee, as well as majority representation on a special "transactions committee." As part of the settlement agreement, Gotham offered to buy for $11.5 million all of the options and restricted shares held by Mr. Mastandrea. The Trust agreed to pay an estimated $2.5 million that would have been payable under the terms of the Agreement. If a change in control occurred thereafter within one year and additional payments were to be made to cover excise taxes, the largest portion of the estimated total payment of $20 million would have come from Gotham. Over the course of the next week the Trust negotiated in good faith to reach a definitive settlement agreement with Gotham.

         On March 27, 1998, Gotham retreated without explanation from the settlement discussions. That same day The Wall Street Journal reported that the U.S. Congress is almost certain to enact new federal legislation that would sharply curb the tax benefits of "paired-share" structures enjoyed by the Trust and four other REITs. According to the report, the proposed legislation would not completely repeal the paired-share benefit, but would impose limits on the ability of the Trust and the four other REITs to use the tax structure to expand. The report also stated that the measure would apply to the acquisition of assets after March 26, 1998 unless covered by existing written contracts or already announced acquisitions that have not yet closed. It is possible, though not known to the Board, that Gotham's decision to withdraw from settlement discussions was related to this reported development.

         The Board believes that an optimal settlement solution would have resulted in providing additional seats on the Board to representatives of other large beneficiaries of the Trust. Unfortunately, this solution did not appeal to Gotham. Moreover, Gotham wanted reimbursement by the Trust of all of its legal and other fees and expenses totaling as of March 26, 1998 an estimated $2.75 million. Settlement of differences with Gotham was also, in the Board's view, preferable because the Gotham Proposal, if otherwise adopted, would trigger change in control provisions under various agreements, including the Agreement and the Change in Control Agreements, discussed under "General Information," "Employment Agreement" and "Change in Control Agreements," that could be costly and could, in the Board's view, produce economic and tax consequences with respect to the business of the Trust, taken as a whole. Moreover, a settlement with Gotham was preferred by the Board because a change in control typically yields other unquantifiable effects such as loss of talented management and skilled personnel and reduced employee morale.



         Based on its meetings with Gotham, the Board believes that Gotham does not have a well formulated strategic plan for the Trust. While not averse to the suggestions made by Gotham, in the Board's opinion, the goals for the Trust as articulated by Gotham appeared identical to the approach which has been taken by the management of the Trust of upgrading properties and extracting added value from the properties owned by the Trust. The acquisition program presented by Gotham would focus on the types of opportunities that require, in the Board's opinion, the very same management expertise, skills and creativity that the Trust's management team possesses. As a result of the Board's meetings with Gotham, the Board does not believe that Gotham is a long-term investor in the Trust and that, although other beneficiaries may benefit from Gotham's investment, Gotham's solutions do not represent, in the Board's view, the most favorable solution for long-term investors in the Trust. Moreover, whatever Gotham's stated plan may be, it appears to the Board to be unfocused and subject to significant change. While Gotham's suggestions regarding potential acquisitions appear, at first blush, to mirror those of the Board, on March 30, 1998, a Gotham principal, William A. Ackman, was quoted in The Wall Street Journal as now proposing a different structure for the Trust and transforming the Trust into a "real-estate opportunity fund." In the view of management, such a change in purpose of the Trust, coupled with the lack of experience of the Gotham Nominees in running an operating company, change the investment in the Trust to a high risk endeavor for the Trust's beneficiaries. As stated above under "General Information," on April 2, 1998, Standard & Poor's CreditWire announced that Standard & Poor's placed the ratings of the Trust on CreditWatch with negative implications because of the probability that the Trust's current management team and strategic direction of the Trust will change, if there were to be a change in control. In addition, the Standard & Poor's release stated that Gotham's stated plan to restructure First Union as a "paper-clip" REIT and operate it as a real estate opportunity fund was highly speculative in nature and introduced more risk to senior noteholders.



         The Board of Trustees is committed to maximizing beneficiary value and has set a strategy that has turned around the Trust and that it believes will continue to provide the best opportunity to grow the value of the Trust's Shares over the long term. In the course of its deliberations, the Board regularly reevaluates and refines its business strategy. As a result, the Trust has undertaken several important initiatives in the past several years, including planned divestitures in office properties and acquisitions in retail and parking properties. With the acquisition this year of Impark, the Trust achieved substantially its first step in consolidating the parking industry. The Board believes that the Gotham Proposal and the disruptive solicitation process in which it has engaged assert unfounded complaints that pay no regard to the accomplishments of the Trust in these past four years and the benefits that all of the beneficiaries have derived from such accomplishments.



         The Board understands that the Trust's beneficiaries are interested in ways to enhance beneficiary value. In view of the reported developments that will affect the benefits derived by the beneficiaries from the Trust's tax status as a REIT, this goal is paramount to the Board. The Board has already embarked on an ongoing strategic review process focused on the long-term success of the Trust and maximizing beneficiary value. As part of this strategic planning process, the Trust retained CS First Boston in late 1997 to provide investment banking advice to the Board and to evaluate various strategic options, including a possible sale of the Trust's "paired-share" structure. Although proposed federal legislation has affected the options under consideration, the Board remains open to opportunities for maximizing beneficiary value, including continued use of the "paired-share" structure, a possible sale of the structure or acquisitions of additional businesses or new properties. The Board believes that, based on the actions taken by the Board and the Trust to date, the Gotham Proposal is moot. The Gotham Partnerships' plans with respect to the Trust appear to focus primarily on having the Trust enter into transactions that take advantage of the tax benefits of the Trust's "paired-share" structure. However, based on recent developments reported in The Wall Street Journal, as discussed above, it appears likely that the U.S. Congress will adopt federal legislation that was drafted in response to a budget proposal announced by President Clinton in January 1998 to severely limit those advantages. Consequently, your Trustees believe that strategic plans for maximizing the Trust's value must focus on growing both the current portfolio of Trust properties, as well as seeking other advantageous business opportunities, including continued use of the "paired-share" structure.

         The Board believes that the Gotham Proposal is not in the best interests of the beneficiaries and that the Gotham Proposal amounts to handing control of the Board and of the business of the Trust to minority investors whose interests may not coincide with, and may even be adverse to, the interests of the majority of beneficiaries. Moreover, you, as the Trust's beneficiaries, will not receive a takeover "premium" or other evident benefit, financial or otherwise, in exchange for granting such control of the Board to a minority investor. The Board believes that adopting a proposal which would throw out qualified individuals from serving on the Board of Trustees and replace the current Trustees on the Board with Gotham's handpicked appointees would handicap beneficiaries' ability to elect individuals whom the Board believes are best suited to be Trustees of the Trust. The Board believes that Gotham has failed to demonstrate that it can adequately represent the interests of all of the Trust's beneficiaries, large and small, and the Board can only recommend voting against the Gotham Proposal.

         The Board believes that the impact of the change in control provisions contained in the various Trust agreements, including under the Agreement and the Change in Control Agreements, discussed under "General Information," "Employment Agreement" and "Change in Control Agreements," together with the probable loss of skilled management and trained personnel who have helped turn the Trust around, that would result from adoption of the Gotham Proposal would likely have a harmful result for the Trust and its beneficiaries. The Board believes that voting against the Gotham Proposal enhances the likelihood of continuity and stability in the composition of and in the investment policies formulated by the Trust's Board of Trustees. The Board also believes that voting against the Gotham Proposal, in turn, permits it to represent more effectively the interests of all beneficiaries.

         FOR ALL OF THE FOREGOING REASONS, THE BOARD OF TRUSTEES RECOMMENDS THAT BENEFICIARIES VOTE AGAINST THE GOTHAM PROPOSAL AND AGAINST THE GOTHAM
NOMINEES.


                                     VOTING


         Beneficiaries of record on the Record Date are entitled to notice of and to vote at the Annual Meeting. Only such beneficiaries will be permitted to attend. Under the Trust's By-Laws, Shares that are deemed to be "Excess Securities" are not entitled to any voting rights, are not considered to be outstanding for quorum or voting purposes and are not entitled to receive dividends. Therefore, holders of "Excess Securities" as of the date of the meeting shall not be entitled to vote or to be counted for quorum purposes.



         The affirmative vote of the holders of a majority of the Shares present in person or by proxy and voting at the meeting is required for approval of the Board's Proposal or, if applicable, the Gotham Proposal. Nominees for election to the seats on the Board of Trustees who receive the greatest number of votes duly cast by the Shares represented at the Annual Meeting that are entitled to vote will be elected as Trustees. If the requisite approval is not obtained with respect to a particular matter, the proposal referred to in such matter will not be implemented. In the event that neither the Board's Proposal nor the Gotham Proposal, if applicable, were adopted by the beneficiaries, the size of the Board would remain at the current nine seats.



         Abstentions and broker non-votes will be included in determining the number of Shares present for purposes of determining the presence of a quorum.

         Broker non-votes will not be treated as entitled to vote on the Board's Proposal or, if applicable, the Gotham Proposal and, therefore, will have no effect on whether the Board's Proposal or the Gotham Proposal is adopted. Abstentions from voting on the Board's Proposal or, if applicable, the Gotham Proposal, will have the same effect as a vote "against" the Board's Proposal or, if applicable, the Gotham Proposal. Abstentions and broker non-votes will have no effect on the election of the Board's Nominees to the Board of Trustees.



         Shares represented by properly executed GREEN proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the Board's Proposal, FOR the Board's Nominees, AGAINST the Gotham Proposal (if applicable), AGAINST the election of the Gotham Nominees (if applicable), and, in the discretion of the persons named as proxies, on all such other business as may properly come before the meeting or any adjournment or postponement thereof.

         A beneficiary may revoke his proxy at any time prior to its exercise by giving notice to First Union in writing or by attending the Annual Meeting and voting in person (attendance alone at the Annual Meeting will not by itself revoke a proxy). The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered to First Union in care of Corporate Investor Communications, Inc. at the address set forth on the back cover of this Proxy Statement or to First Union at 55 Public Square, Suite 1900, Cleveland, Ohio 44113-1937, or any other address provided by First Union.

         IF YOU WISH TO VOTE FOR THE BOARD'S PROPOSAL, FOR THE ELECTION OF THE BOARD'S NOMINEES, AGAINST THE GOTHAM PROPOSAL AND AGAINST THE GOTHAM NOMINEES, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE BOARD'S PROPOSAL AND BOARD'S NOMINEES AND AGAINST THE GOTHAM PROPOSAL AND THE GOTHAM NOMINEES.

         As far as the Trustees are aware, no matters other than those outlined in this Proxy Statement will be presented to the Annual Meeting for action on the part of the beneficiaries. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying GREEN proxy card to vote the Shares to which the proxy relates in accordance with their best judgment.


                             FORM 10-K ANNUAL REPORT


         A COPY OF THE TRUST'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIARIES UPON WRITTEN REQUEST DIRECTED TO THOMAS T. KMIECIK, SENIOR VICE PRESIDENT - TREASURER, FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS, 55 PUBLIC SQUARE, SUITE 1900, CLEVELAND, OHIO 44113-1937.



                            BENEFICIARY PROPOSALS

         Any beneficiary proposals intended to be presented at the 1999 Annual Meeting of Beneficiaries must be received by First Union for inclusion in First Union's proxy statement and form of proxy relating to that meeting on or before November 5, 1998. Any such proposals should be sent to the following address:
First Union Real Estate Equity and Mortgage Investments, Suite 1900, 55 Public Square, Cleveland, Ohio 44113-1937, Attention: Paul F. Levin, Secretary.



                                             FIRST UNION REAL ESTATE EQUITY
                                               AND MORTGAGE INVESTMENTS




                                             Paul F. Levin
                                               Senior Vice President -- General
                                                 Counsel and Secretary

April 8, 1998

                                  IMPORTANT

         Your vote is important. No matter how many Shares you own, please give your proxy FOR approving the Board's proposal calling for fixing the number of Trustees to twelve with one vacancy to be added to each existing class of Trustees (Item 1), FOR electing your Board's nominees for Class II Trustees (Item 2), AGAINST adopting the Gotham Proposal (Item 3) and AGAINST approving the Gotham Nominees (Item 4), by taking the following steps:

1.       SIGNING the enclosed GREEN proxy card;

2.       DATING the enclosed GREEN proxy card; and

3. MAILING the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

         If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN proxy card representing your Shares.

         If you have any questions or require any additional information concerning this Proxy Statement, please contact Corporate Investor Communications, Inc. at the address set forth below.

                   CORPORATE INVESTOR COMMUNICATIONS, INC.
                              111 COMMERCE ROAD
                       CARLSTADT, NEW JERSEY 07072-2586
        BANKS, BROKERS AND INSTITUTIONS CALL TOLL-FREE (800) 346-7885
                  INDIVIDUALS CALL TOLL-FREE (888) 217-3011

                               [GREEN PROXY CARD]

                                   FIRST UNION
                   REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
            55 Public Square, Suite 1900, Cleveland, Ohio 44113-1937

 1998 Special Meeting in Lieu of Annual Meeting of Beneficiaries, May 19, 1998
               PROXY SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES



         The undersigned hereby appoints Russell R. Gifford and William E. Conway, or either one of them, each with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote, as designated below, all of the shares of beneficial interest, par value $1 per share ("Shares"), of First Union Real Estate Equity and Mortgage Investments, a business trust formed under the laws of the State of Ohio (the "Trust"), to be held at the Forum Conference & Education Center, One Cleveland Center, 1375 East 9th Street, Cleveland, Ohio 44114, on Tuesday, May 19, 1998, at 10:00 A.M., Daylight Saving Time, and any adjournments or postponements thereof, upon the matters set forth in the Notice of 1998 Special Meeting of Beneficiaries and Proxy Statement, receipt of which is hereby acknowledged, as follows:



                 THE BOARD RECOMMENDS A VOTE FOR ITEMS 1 AND 2

1. To fix the number of Trustees at twelve with one vacancy to be added to each existing class of Trustees.

           [ ]  FOR               [ ]  AGAINST            [ ]  ABSTAIN

2. To elect three Class II Trustees    [ ] FOR all nominees listed below   [ ] WITHHOLD AUTHORITY to vote for all
                          (except as noted to the contrary below)       nominees listed below

   Nominees:  James M. Delaney, James C. Mastandrea and Herman J. Russell

     Instruction: To withhold authority to vote for any individual nominee write that nominee's name on the following line:

    ----------------------------------------------------------------------------------------------------------------------
      THE BOARD RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4, IF APPLICABLE
3. To adopt a proposal of Gotham Partners, L.P., if applicable, to fix the number of Trustees at fifteen and to assign two of the six newly created seats to each of the three existing classes of Trustees.

           [ ]  FOR               [ ]  AGAINST            [ ]  ABSTAIN

4. To vote on six Gotham Nominees as Trustees, if applicable.
                               [ ] FOR all nominees listed below           [ ] WITHHOLD AUTHORITY to vote for all
                              (except as noted to the contrary below)      nominees listed below



     Nominees: Daniel Shuchman and Steven S. Snider as Class I Trustees, Mary
Ann Tighe and Stephen J. Garchik as Class II Trustees, and David S. Klafter and
Daniel J. Altobello as Class III Trustees.


     Instruction: To withhold authority to vote for any individual nominee write that nominee's name on the following line:



--------------------------------------------------------------------------------------------------------------------------



5. In their discretion, the Proxies are authorized to vote upon all other matters properly brought before the meeting.


IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED IN THE SPACE PROVIDED. TO THE EXTENT NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE BOARD'S PROPOSAL (ITEM 1), FOR THE ELECTION OF ANY OR ALL NOMINEES OF THE BOARD FOR TRUSTEES (ITEM 2), AGAINST THE GOTHAM PROPOSAL (ITEM 3), TO WITHHOLD AUTHORITY FOR THE ELECTION OF ANY OR ALL GOTHAM NOMINEES (ITEM 4), AND IN THE DISCRETION OF THE PROXIES FOR ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

Date                         , 1998
     ------------------------              -------------------------------------
                                                       Signature

                                           -------------------------------------
                                                Signature (if jointly held)

                                           -------------------------------------
                                                       Capacity

                                           Where Shares are registered jointly
                                           in the name of two or more persons,
                                           all should sign. Signature should
                                           correspond exactly with the name on
                                           the Share certificate. Persons
                                           signing in a representative capacity
                                           should indicate that capacity.


                                                     I Do [ ]   Do Not  [ ]
                                               plan to attend the Annual Meeting
                                               in person.

     IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.